FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION PRE-TAX INCOME

INCREASES 30%

PITTSBURGH, PA -- November 14, 2006 -- Ansoft Corporation (NASDAQ: ANST) today announced financial results for its second quarter of fiscal 2007 ended October 31, 2006. All references to share and per share information, except shares authorized, included in this press release have been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

Revenue for the second quarter totaled $20.5 million, an increase of 14% compared to $18 million reported in the previous fiscal year's second quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the second quarter was $3.7 million, or $0.14 per diluted share compared to GAAP net income of $4.1 million, or $0.16 per diluted share in the previous fiscal year's second quarter. Net income for the prior fiscal year's second quarter included a tax benefit of $1.0 million, or $0.04 per diluted share for a federal tax credit and refund related to foreign taxes previously paid.

GAAP net income for the second quarter includes employee stock-based compensation expense of $0.6 million, or $0.02 per diluted share. The previous fiscal year's second quarter net income did not include employee stock-based compensation expense.

Additionally, GAAP net income for the second quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share. This compares to acquisition related amortization of $0.4 million, or $0.01 per diluted share in the previous fiscal year's second quarter.

"We are pleased to report strong revenue and pre-tax earnings growth for the second quarter," said Nicholas Csendes, Ansoft's President and CEO. "For the balance of the fiscal year, we expect continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue and earnings growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of November 14, 2006. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Ansoft -- Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)
	Three months ended October 31,		Six months ended October 31,
	2006	2005	2006	2005
Revenue
License	$ 10,938	$ 9,123	$ 19,123	$ 15,943
Service and other	9,568	8,905	18,706	16,875
Total revenue	20,506	18,028	37,829	32,818
Costs of revenue
License	141	134	261	233
Service and other	360	322	693	651
Total cost of revenue	501	456	954	884
Gross profit	20,005	17,572	36,875	31,934
Operating Expenses
Sales and marketing	8,138	7,321	15,616	14,464
Research and development	4,730	4,129	9,556	8,189
General and administrative	1,240	1,187	2,624	2,570
Amortization	346	369	692	738
Total operating expenses	14,454	13,006	28,488	25,961
Income from operations	5,551	4,566	8,387	5,973
Net realized loss on sale of securities	-	-	-	(2)
Other income, net	577	140	1,392	480
Income before income taxes	6,128	4,706	9,779	6,451
Income tax expense	2,418	611	3,780	1,187
Net income	$ 3,710	$ 4,095	$ 5,999	$ 5,264
Net income per share
Basic	$ 0.16	$ 0.17	$ 0.25	$ 0.22
Diluted	$ 0.14	$ 0.16	$ 0.23	$ 0.20
Weighted average shares used in calculation
Basic	23,609	23,588	23,609	23,710
Diluted	26,151	25,784	26,165	25,890

All share and per share information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

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Ansoft -- Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	October 31,	April 30,
	2006	2006

Assets
Current assets
Cash and cash equivalents	$ 19,862	$ 16,456
Accounts receivable, net of allowance for doubtful
Accounts of $770 and $545, respectively	12,226	20,264
Deferred income taxes	164	164
Prepaid expenses and other assets	2,381	1,938
Total current assets	34,633	38,822

Equipment and furniture, net of accumulated depreciation
of $6,745 and $6,249, respectively	2,424	2,599
Marketable securities	38,903	33,621
Other assets	154	131
Deferred income taxes	6,436	6,226
Goodwill	1,239	1,239
Other intangible assets, net	1,750	2,442
Total assets	$ 85,539	$ 85,080

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 228	$ 274
Accrued payroll	1,210	3,027
Accrued income taxes	2,912	928
Other accrued expenses	3,350	3,609
Current portion of deferred revenue	17,967	19,893
Total current liabilities	25,667	27,731
Long-term portion of deferred revenue	1,006	1,088
Total liabilities	26,673	28,819

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 28,792 and 28,576 shares, respectively
and outstanding 23,654 and 23,764, respectively	288	286
Additional paid-in capital	79,808	76,795
Treasury stock, 5,138 and 4,812 shares, respectively	(44,650)	(37,913)
Accumulated other comprehensive loss, net	(1,211)	(1,539)
Retained earnings	24,631	18,632
Total stockholders' equity	58,866	56,261
Total liabilities and stockholders' equity	$ 85,539	$ 85,080

All share, except shares authorized, information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

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